Exhibit 8(e)

AMENDMENT TO PARTICIPATION AGREEMENT

This AMENDMENT TO PARTICIPATION AGREEMENT is dated as of                         , 2007, by and among VANGUARD VARIABLE INSURANCE FUND, THE VANGUARD GROUP, INC., VANGUARD MARKETING CORPORATION and AMERICAN FAMILY LIFE INSURANCE COMPANY.

WITNESSETH:

WHEREAS, the parties hereto have entered into a Participation Agreement dated as of May 28, 2004 (the “Participation Agreement”), pursuant to which the Sponsor has agreed to make shares of certain Portfolios of the Fund available for purchase and redemption by certain Accounts of the Company in connection with the Company’s Variable Insurance Products; and

WHEREAS, the parties desire to modify the Participation Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Defined Terms. Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the Participation Agreement.

2.	Amendment of Participation Agreement. The Participation Agreement is hereby amended by inserting new Sections 4.12, 4.13, 4.14 and 4.15 to read in full as follows:

“4.12    Certain Transactions and Reporting Information.

(a)        The Company agrees that it will provide, not later than ten Business Days after receipt of a written request by the Sponsor, on behalf of the Fund, the Taxpayer Identification Number (“TIN”), the Individual/International Identification Number (“ITIN”), or other government-issued identifier (“GII”) and the contract number(s) associated with any or all Variable Insurance Product owner(s) and the amount, date, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange transaction by such Variable Insurance Product owner(s) in an Account investing in the Fund through an account maintained by the Company during the specific period covered by the request. However, the obligation on the part of the Company to provide such information does not include transactions that are executed as a result of or pursuant to a(n): (i) automatic contractual or systematic program or enrollment such as transfer of assets within a Variable Insurance Product to a Portfolio as a result of “dollar cost averaging” programs, Company-approved asset allocation programs, or automatic rebalancing programs; (ii) Variable Insurance Product death benefit; (iii) step-up in Variable Insurance Product value pursuant to a Variable Insurance Product death benefit; (iv) allocation of assets to a Portfolio through a Variable Insurance Product as a result of payments such as loan repayments, scheduled contributions, retirement plan salary or employer matching contributions or planned premium payments to the Variable Insurance Product; (v) pre-arranged transfers at the conclusion of a required free-look period; (vi) automatic contractual or systematic program or enrollment such as transfer of assets within a Variable Insurance Product out of a Portfolio as a result of annuity payouts, systematic withdrawal programs, Company-approved asset allocation programs and automatic rebalancing programs; (vii) deduction of charges or fees under a Variable Insurance Product; (viii) transaction within a Variable Insurance Product out of a Portfolio as a result of scheduled withdrawals or surrenders from a Variable Insurance Product; or (ix) loans.

(b)        Requests must set forth a specific period for which transaction information is sought, which will not exceed ninety (90) calendar days of transaction information. The Sponsor on behalf of the Fund will not request transaction information older than ninety (90) calendar days from the date of the request unless the Sponsor reasonably deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(c)        The Sponsor on behalf of the Fund shall not request transaction information more frequently than quarterly unless the Sponsor reasonably deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of value of the outstanding shares issued by the Fund.

(d)        The Company agrees to transmit the requested information that is on its books and records to the Sponsor on behalf of the Fund via a mutually agreed upon format. If the requested information is not on its books and records, the Company agrees to use best efforts to promptly: (i) provide or arrange to provide to the Sponsor the required information for Variable Insurance Product owner(s) who hold an account with an indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing in nominee name on behalf of other persons, securities issued by the Fund. In such instances, the Company agrees to inform the Sponsor whether it plans to perform (i) or (ii). For purposes of this provision, an “indirect intermediary” has the same meaning as defined in SEC Rule 22c-2(c)(5)(3) under the 1940 Act.

(e)        The Sponsor, on behalf of the Fund, agrees that the information provided pursuant to Section 4.12(a) will not be used for marketing or any other purpose not related to (i) limiting or reducing abusive trading in shares issued by the Fund, (ii) collecting purchase or redemption fees (if any), or (iii) fulfilling other regulatory or legal requirements, subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

(f)        The Sponsor has established and maintains procedures for the notification of affected persons in the event of a breach of security involving confidential information owned, licensed or maintained by the Sponsor and relating to such persons. The Sponsor agrees to notify the Company promptly following the discovery or notification of any breach of security involving information provided to the Sponsor by the Company pursuant to Section 4.12(a) in accordance with the Sponsor’s notification procedures as in effect from time to time. The Sponsor agrees to reimburse the Company for: (1) its direct costs for the notification of any Variable Insurance Product owner(s) whose information was subject to the breach that resulted in notification by the Sponsor to the Company under this Section, and (2) any other costs the Company is required by law to incur, including, but not limited to, any fine, penalty, judgment, or other losses resulting from civil litigation; each to the extent caused by a breach of security involving information provided to the Sponsor by the Company pursuant to Section 4.12(a).

4.13    Certain Transactions and Restrictions.

(a)        The Company agrees that it will execute written instructions from the Sponsor, on behalf of the Fund, to restrict or prohibit further purchases or exchanges of Fund shares by a Variable Insurance Product owner(s) that has been identified by the Sponsor as having engaged in transactions of the Fund’s shares (directly or indirectly through the Accounts) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. Unless otherwise directed by the Sponsor, any such restrictions or prohibitions shall only apply to transactions initiated or directed by the Variable Insurance Product owner(s) and shall not apply to transactions resulting from a[n]: (i) automatic contractual or systematic program or enrollment such as transfer of assets within a Variable Insurance Product to a Portfolio as a result of “dollar cost averaging” programs, Company-approved asset allocation programs, or automatic rebalancing programs; (ii) Variable Insurance Product death benefit; (iii) one-time step-up in Variable Insurance Product value pursuant to a Variable Insurance Product death benefit; (iv) allocation of assets to a Portfolio through a Variable Insurance Product as a result of payments such as loan repayments, scheduled contributions, retirement plan salary or employer matching contributions or planned premium payments to the Variable Insurance Product; (v) pre-arranged transfers at the conclusion of a required free-look period; (vi) automatic contractual or systematic program or enrollment such as transfer of assets within a Variable Insurance Product out of a Portfolio as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (vii) deduction of charges or fees under a Variable Insurance Product; or (viii) transaction within a Variable Insurance Product out of a Portfolio as a result of scheduled withdrawals or surrenders from a Variable Insurance Product. Instructions must be received by the Company at the following address, or such other address that the Company may communicate to the Sponsor in writing from time to time, including, if applicable, a facsimile telephone number:

American Family Life Insurance Company

Attn: Broker/Dealer Operations Manager

6000 American Parkway

Madison, WI 53783

(b)        Any such instructions from the Sponsor shall include the TIN, ITIN, or GII and the contract number(s) associated with such Variable Insurance Product owner, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific contract number associated with such Variable Insurance Product owner is not known, the instructions must include an equivalent identifying number of the Variable Insurance Product owner(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Company, the Sponsor agrees that it will provide the Company reasonable assistance in providing the Company and/or affected Variable Insurance Product owner(s) information reasonably requested regarding the restriction or prohibition.

(c)        The Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) Business Days after receipt of the instructions by the Company. The parties acknowledge that the Company’s ability to execute the Sponsor’s instructions may be limited by certain contractual obligations contained in the Variable Insurance Products, certain rights contained in the Variable Insurance Product prospectuses, and/or applicable laws and regulations. If pursuant to any such limitation, the Company reasonably believes that it is prevented from complying with a request from the Sponsor to restrict or prohibit trading, the Company will notify the Sponsor within three days of receiving such request and will work cooperatively with the Sponsor to determine whether other actions may be taken by the Company in order to protect Fund shareholders from dilution of the value of outstanding securities issued by the Fund.

(d)        The Company agrees to provide written confirmation to the Sponsor that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) Business Days after the instructions have been executed.

4.14    Notwithstanding any other provisions of this Agreement to the contrary, none of the Company, the Sponsor or the Fund shall be liable for any delay in performance or non-performance, in whole or in part, resulting from such party’s failure or inability to perform under Sections 4.12 and 4.13 of this Agreement because of acts of God, acts of governmental or military authority, national emergencies, insurrection, war, riots, equipment failure or damage beyond its reasonable control, or other causes beyond its reasonable control. This Section shall not excuse any party from any liability which results from failure to have in place reasonable disaster recovery and safeguarding plans adequate for protection of all data which each party to this Agreement is responsible for maintaining.

4.15    Any dispute arising out of or related to Sections 4.12 and 4.13 of this Agreement, which cannot be resolved by negotiation, shall be settled by binding arbitration in accordance with and subject to the then-applicable Commercial Dispute Resolution Procedures of the American Arbitration Association (the “AAA Rules”). Unless otherwise mutually agreed upon by the parties, the arbitration hearings will be held in New York, NY. A panel of three arbitrators will be selected in accordance with the AAA Rules and the arbitrators will allow such discovery as is appropriate and consistent with the purposes of arbitration in accomplishing a fair, speedy and cost effective resolution of disputes. The arbitrators will reference the Federal Rules of Evidence and the Federal Rules of Civil Procedure then in effect in setting the scope of discovery. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow.”

3.	No Other Modifications. Except as specifically modified hereby, the Participation Agreement remains in full force and effect. If this Amendment conflicts in any way with the terms of the Participation Agreement, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day and year first above written.

VANGUARD VARIABLE INSURANCE FUND

By: ______________________________

Name: ____________________________

Title: _____________________________

THE VANGUARD GROUP, INC.

By: ______________________________

Name: ____________________________

Title: _____________________________

VANGUARD MARKETING CORPORATION

By: ______________________________

Name: ____________________________

Title: _____________________________

AMERICAN FAMILY LIFE INSURANCE COMPANY

By: ______________________________

Name: ____________________________

Title: _____________________________